Exhibit 99.1


For Immediate Release

BSD Medical to Present Major Technology Advances at World Hyperthermia
Conference

         SALT LAKE CITY, April 20, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that a team of its technological leaders have been selected to provide four presentations to world oncologists in hyperthermia therapy outlining BSD's recent breakthroughs in hyperthermia cancer therapy systems and treatment methods. The presentations will be given at the International Congress of Hyperthermic Oncology (ICHO) held in St. Louis, April 20-24. Paul Turner, who serves as the BSD's Chief Technology Officer as well as Chairman, will be the lead presenter, supported by the work of Dr. Mark Hagmann and Thomas Youd from BSD's technical development group.

         BSD's presentations will introduce a new generation of microwave hyperthermia systems that take the technical aspects of the therapy into a new era. The new systems are vastly different, not only because they provide new and better therapy, but also because of their ease of operation and their added provisions for patient comfort.

         Among the new features to be introduced by BSD Medical are touch-screen operator interface, virtually bypassing the need to use keyboard entered control of hyperthermia treatments. A new Sigma-60 Ellipse phased array applicator will be presented for use with the BSD-2000, providing improved delivery of hyperthermia therapy and additional provisions for patient comfort during treatment. The presentations will reveal new advances in the integration of the BSD-2000 3-D Sigma Eye applicator with MRI interface, a high technology that BSD Medical pioneered in collaboration with Siemens Medical. These systems allow operators to non-invasively see temperature changes deep in the body through magnetic resonance imaging (MRI). Enhanced 3-D microwave interstitial pre-treatment planning will be presented, along with new electronic phase control capabilities, providing better conceived and better implemented interstitial hyperthermia treatments. A new 8-channel spiral array applicator will also be introduced that provides better adaptive control for superficial hyperthermia therapy.

         ICHO is a world hyperthermia conference that brings together three regional conferences. Except on years involving world conferences, the three participating members, the North American Hyperthermia Society (NAHS), the European Society of Hyperthermic Oncology (ESHO) and the Asian Society of Hyperthermic Oncology (ASHO) hold separate annual conferences on a regional basis.

         BSD Medical Corp. is the leading developer of microwave systems used for hyperthermia cancer therapy. For additional information about BSD Medical and hyperthermia therapy visit WWW.BSDMC.COM.

         Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (detailed in the Company's filings with the Securities and Exchange Commission).



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